[Letterhead of Registrant]


                                November 9, 1999


Quest Net Corp.
2999 NE 191st Street, PH-8 ,
Aventura, Florida 33180

Re: Amendment No. 2 to Registration Statement on Form SB-2


Gentleman:

         This opinion is submitted pursuant to applicable rules of the Securities and Exchange Commission with respect to the registration by Quest Net Corp. (the "Company") of an aggregate of 1,700,000 shares of common stock, no par value (the "Common Stock") pursuant to a Registration Statement on Form SB-2.


         In my capacity as general counsel to Quest, I have examined the original, certified, conformed, or other copies of Quest's Certificate of Incorporation, Bylaws and corporate minutes provided to me by Quest. In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to me as conformed, Photostat or other copies. In passing upon certain corporate records and documents of Quest, I have necessarily assumed the correctness and completeness of the statements made or included therein by Quest, and I express no opinion thereon. Based upon and in reliance of the foregoing, I am of the opinion that the Common Stock has been and upon issuance for the re-pricing structure will be upon issuance, validly issued, fully paid and non-assessable. I hereby consent to the use of this opinion in the Registration Statement on Form SB-2 to be filed with the Commission.



/S/REBECCA J. DEL MEDICO
Rebecca J. Del Medico